EXHIBIT 99.1
For Release: September 9, 2005

News Media Contacts:	FirstEnergy Investor Contact:
FirstEnergy Corp.	Kurt Turosky
Ellen S. Raines	(330) 384-5500
(330) 384-5808
www.firstenergycorp.com

City of Cleveland:
Wendy Boerger
(216) 664-2238

City of Akron:
Mark Williamson
(330) 375-2538

FIRSTENERGY, MAYORS AND OTHER KEY PARTIES AGREE ON PLAN
TO FREEZE RATES IN OHIO THROUGH 2008

AKRON, Ohio - FirstEnergy Corp. (NYSE: FE) today will file on behalf of its Ohio electric utility operating companies - Ohio Edison Company, The Cleveland Electric Illuminating Company and Toledo Edison Company - a Rate Certainty Plan (RCP) that, if approved by the Public Utilities Commission of Ohio (PUCO), would essentially maintain current electricity prices through 2008. The RCP was developed as a result of concerns about rising fuel prices. A stipulated agreement in support of the plan has been signed by the cities of Cleveland and Akron, along with the Industrial Energy Users - Ohio and the Ohio Energy Group. Also, the Mayor of the City of Parma has agreed to support the stipulation, pending further approval by city council.

According to City of Cleveland Mayor Jane Campbell, "I’m pleased that FirstEnergy listened to the concerns we and other cities raised about increasing electricity rates at this time. Putting off electricity price increases for the foreseeable future is essential to our efforts to provide basic services in the face of tight city budgets, and will be welcomed by our residents, who are trying to deal with spiraling costs for gasoline, natural gas and fuel oil."
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      "I’m pleased that we were able to work with our mayors and the other parties on developing an innovative plan that meets the needs of the people we all serve," said Anthony J. Alexander, president and Chief Executive Officer of FirstEnergy. "With the approval of the PUCO, this plan will provide customers with three more years of stable prices without adversely affecting FirstEnergy’s financial results."

The RCP would postpone for future recovery fuel and distribution-related increases, which FirstEnergy could have filed for under its current rate plan. In fact, a request to establish a generation charge adjustment rider to recover increased fuel costs had been submitted to the PUCO in May 2005. Under the RCP, recovery of PUCO-approved costs for deferred fuel and these other items would not begin before 2009 - when the regulated portion of Toledo Edison and Ohio Edison customer bills is expected to drop because recovery of transition costs will have been completed, and transition cost recovery for The Cleveland Electric Illuminating Company would be nearing its 2010 completion date.

The RCP also provides an opportunity to apply certain customer credits far earlier than otherwise would have been possible without the plan. These credits would not have been reflected in customer bills until 2008.

If the PUCO approves the RCP, customers will pay essentially the same price for electricity through 2008 that they paid in the 1990s. Ohio Edison base rates are about the same as 1990 levels, and base rates for The Cleveland Electric Illuminating Company and Toledo Edison are about the same as they were in 1996.

Supplemental information is included in a September 9, 2005, letter addressed to the investment community, which is posted on the Investor Information section of FirstEnergy’s Web site, www.firstenergycorp.com.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.4 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey.

Forward-looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the settlement agreement resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the availability and cost of capital, the continuing availability and operation of generating units, the ability of our generating units to continue to operate at or near full capacity, our inability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan (RSP) in Ohio, including, but not limited to, the Public Utilities Commission of Ohio’s acceptance of the September 9, 2005 proposed supplement to the RSP, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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